Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information:
June 29, 2011	Contact: Eric Paul
Dividend Capital
(303) 228-2200

INDUSTRIAL INCOME TRUST INC. ANNOUNCES

$270.4 MILLION OF ACQUISITION ACTIVITY

DENVER, CO — June 29, 2011 — Industrial Income Trust Inc. (IIT), an industrial real estate investment trust, announced today that between April 28, 2011 and June 29, 2011, it acquired 30 buildings totaling approximately 4.5 million square feet, located across five major industrial submarkets nationwide for an aggregate purchase price of approximately $270.4 million.

On April 28, 2011, IIT acquired a single tenant distribution center of approximately 444,000 square feet located in the Atlanta, Georgia area, for approximately $12.5 million at an estimated purchase price capitalization rate of approximately 9.6%. The property is 100% leased to HD Supply Utilities, Ltd, one of the largest construction industry wholesale distributors in North America.

On May 26, 2011, IIT acquired a six building distribution warehouse portfolio of approximately 208,000 square feet located in Coppell, Texas for approximately $23.1 million at an estimated purchase price capitalization rate of approximately 6.5%. This property is currently 86% leased to 10 tenants including Toyota Motor Sales, General Electric and Paragon Global Resources.

On June 17, 2011, IIT acquired three distribution centers spanning three distinct submarkets totaling approximately 2.0 million square feet located in the York, Pennsylvania; Atlanta, Georgia; and Houston, Texas areas for approximately $111.8 million at an estimated purchase price capitalization rate of approximately 6.5%. This portfolio is 100% leased to five tenants, including Phillips-Van Heusen, which owns apparel brands Tommy Hilfiger and Calvin Klein, and GlaxoSmithKline, a pharmaceutical company.

On June 20, 2011, IIT acquired a single tenant distribution center of approximately 171,000 square feet located in Hagerstown, Maryland for approximately $8.5 million, at an estimated purchase price capitalization rate of approximately 8.8%. This property is 100% leased to Rust-Oleum, a provider of protective paints and coatings for both home and industry.

On June 24, 2011, IIT completed the initial acquisition of six of nine distribution centers located in the Chicago, Illinois area for approximately $80.5 million. The six distribution centers total approximately 1.1 million square feet, and are approximately 86% leased (94% leased, excluding two value-add buildings) to 18 tenants including Walgreens, Ace Hardware, Nestle Waters and Goodyear. The acquisitions of the remaining three Chicago distribution centers are expected to close during the third quarter 2011.

In addition, on June 29, 2011, IIT acquired 13 industrial buildings aggregating approximately 602,000 square feet located in four business parks in Houston, Texas for approximately $34.0 million at an estimated purchase price capitalization rate of approximately 8.0%. This portfolio is currently 79% leased to 64 tenants representing a diversified industry base.

In connection with the June 17 and June 24 acquisitions, IIT entered into a secured, non-recourse loan agreement with Great-West Life & Annuity Insurance Company for an aggregate principal amount of $110.0 million. This loan agreement bears a fixed interest rate of 4.70%, has a contractual maturity of July 1, 2021, and is cross-defaulted by these two acquisitions.

“These latest acquisitions significantly strengthen our presence in certain target markets and allow us to enter additional markets key to building IIT into a national industrial real estate operating platform,” said Dwight Merriman, Chief Executive Officer of IIT. “These 30 distribution centers allow us to further diversify our portfolio in terms of geography, tenants and lease terms.”

Since its first acquisition on June 30, 2010, and including these recent acquisitions, IIT has acquired properties with an aggregate purchase price of approximately $655.1 million, comprised of 63 buildings in 11 markets that total approximately 11.6 million square feet. IIT’s operating portfolio, which excludes five value-add buildings owned by IIT, currently includes 58 buildings with 136 tenants, an occupancy rate of 95%, and an aggregate average remaining lease term (based on square feet) of approximately 6.5 years. The estimated aggregate weighted-average purchase price capitalization rate of the operating portfolio is approximately 7.3%.

Industrial Income Trust

IIT is an industrial real estate investment trust that is focused on acquiring and operating high-quality distribution warehouses that serve as logistics centers for corporate tenants. IIT’s core strategy is to build a national platform of institutional quality industrial properties by targeting markets that have high barriers to entry, proximity to a large demographic base, and/or access to major distribution hubs. IIT’s primary financial objectives include preserving and protecting stockholders’ capital investments, providing current income to stockholders in the form of regular cash distributions, and realizing capital appreciation upon the sale of assets or through other liquidity events. A Dividend Capital affiliate is the sponsor of IIT.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy. This material contains forward-looking statements (such as those concerning market attributes, investment objectives, strategies, opportunities, other plans and objectives for future operations or economic performance, or related assumptions or forecasts, including calculations of purchase price capitalization rate) that are based on IIT’s current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties, including, without limitation, IIT’s ability to consummate additional acquisitions and otherwise execute on its investment strategy, the availability of affordable financing, IIT’s ability to identify and time investments that will generate attractive returns for investors and those risks set forth in the “Risk Factors” section of IIT’s Annual Report on Form 10-K for the year ended December 31, 2010 (available at www.industrialincome.com). Any of these statements could be inaccurate, and actual events or our investments and results of operations could differ materially from those expressed or implied. To the extent that IIT’s assumptions differ from actual results, IIT’s ability to meet such forward-looking statements, including its ability to consummate additional acquisitions and financings, to invest in a diversified portfolio of quality real estate investments, and to generate attractive returns for investors, may be significantly hindered. You are cautioned not to place undue reliance on any forward-looking statements. IIT cannot assure you that we will attain our investment objectives. IIT’s charter places numerous limitations on it with respect to the manner in which it may invest its funds. These limitations cannot be changed unless IIT’s charter is amended, which requires the approval of its stockholders.

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